UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported)

February 17, 2011

Merchants Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-11595	03-0287342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

275 Kennedy Drive So. Burlington, Vermont		05403
(Address of principal executive offices)		(Zip Code)

(802) 658-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2011, the Board of Directors of Merchants Bancshares, Inc. (the “Company”) approved the 2011 Executive Annual Incentive Plan (the “Plan”) and designated target awards for fiscal year 2011 (calculated as a percentage of base salary) for certain executive officers of the Company, including the Company’s named executive officers as set forth in the Company’s proxy statement for the 2010 annual meeting. The target award percentages are 35% for Michael R. Tuttle, President and Chief Executive Officer and 25% for Janet P. Spitler, Chief Financial Officer; Thomas S. Leavitt, Executive Vice President, Senior Community Banking Officer; Thomas R. Havers, Senior Vice President, Senior Operations and Information Systems Officer; and Geoffrey R. Hesslink, Senior Vice President, Senior Lender. The possible payouts under the Plan range from 0% to 150% of these target awards based upon the Company’s and, in the case of Mr. Leavitt and Mr. Hesslink, division or individual performance. In order for the Plan to activate, the Company must achieve a net income target ($13.0 million in 2011) and maintain acceptable ratings on internal and regulatory agency audits. The awards of Messrs. Tuttle and Havers and Ms. Spitler will be based upon achieving targets with respect to the Company’s return on assets, return on equity relative to an industry index, efficiency ratio, net interest income and Tier 1 capital ratio. The awards of Messrs. Leavitt and Hesslink will be based upon one to three Company goals depending upon their current role as well as one or more division and/or individual performance goals. The Nominating and Governance Committee has the discretion to adjust any payouts to reflect the business environment and market conditions. A copy of the Plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1

Merchants Bancshares, Inc. 2011 Executive Annual Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MERCHANTS BANCSHARES, INC.

By:	/s/ Janet P. Spitler
Name:	Janet P. Spitler
Title:	Chief Financial Officer & Treasurer Principal Accounting Officer

Date: March 2, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Merchants Bancshares, Inc. 2011 Executive Annual Incentive Plan